Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman
President & Chief Executive Officer
412.856.0363

RELEASE DATE:	Colleen M. Brown
April 21, 2011	Chief Financial Officer
412.856.0363
STANDARD FINANCIAL CORP. ANNOUNCES
SECOND QUARTER EARNINGS
Monroeville, Pennsylvania — April 21, 2011 — Standard Financial Corp., (the “Company”) — (NasdaqCM: STND), the holding company for Standard Bank, PaSB, today announced earnings for the quarter ended March 31, 2011 of $828,000 or $0.26 per share compared to $684,000 for the quarter ended March 31, 2010, a 21.1% increase. The Company’s annualized return on average assets and average equity were 0.77% and 4.41%, respectively, for the quarter ended March 31, 2011 compared to 0.69% and 6.30%, respectively, for the quarter ended March 31, 2010.
For the six month period ended March 31, 2011, net income was $846,000 or $0.26 per share compared to $1.5 million for the six months ended March 31, 2010. The Company’s 2011 earnings were significantly impacted by a $1.4 million one-time contribution to Standard Charitable Foundation ($908,000 after tax impact). This contribution represented $1.2 million or 3.5% of the stock issued in connection with the Company’s mutual to stock conversion on October 6, 2010 and $200,000 in cash. Excluding the after tax impact of the contribution, operating earnings would have been $1.8 million or $0.53 per share for the six months ended March 31, 2011 compared to $1.5 million for the same period in the prior year, representing a 14.0% increase. Annualized return on average assets and average equity were 0.39% and 2.25%, respectively, (0.81% and 4.67%, respectively, excluding the one-time charitable foundation contribution) for the six months ended March 31, 2011. The comparable ratios for the six months ended March 31, 2010 were 0.79% and 7.14%, respectively.
Timothy K. Zimmerman, President & CEO, noted, “We are pleased with our operating earnings which improved primarily due to higher net interest income. Although non-performing loans decreased during the quarter, a higher loan loss provision was recorded reflecting the weak and uncertain economic environment.”
Net income for the quarter ended March 31, 2011 increased $144,000 compared to the prior year quarter. The increase was primarily the result of an increase in net interest income of $483,000 or 16.5% partially offset by increases of $125,000 in the provision for loan losses and $186,000 in non-interest expenses for the quarter ended March 31, 2011 compared to the prior year quarter. Net interest income increased as a result of higher interest earning assets and a lower cost of funds.

Excluding the one-time contribution to Standard Charitable Foundation, operating earnings for the six months ended March 31, 2011 increased $215,000 compared to the same period in the prior year. The increase was primarily the result of an increase in net interest income of $936,000 or 16.2% partially offset by increases of $346,000 in the provision for loan losses and $507,000 in non-interest expenses for the six month period ended March 31, 2011 compared to the same period in the prior year. Net interest income increased as a result of higher interest earning assets due mainly to proceeds received in the stock conversion that closed on October 6, 2010 and a lower cost of funds.
The provision for loan losses was $425,000 for the current quarter compared to $300,000 for the quarter ended March 31, 2010 and $775,000 for the six months ended March 31, 2011 compared to $429,000 for the six months ended March 31, 2010. Non-performing loans at March 31, 2011 were $2.9 million or 0.97% of total loans compared to $3.7 million or 1.26% of total loans at December 31, 2010 and $3.9 million or 1.37% of total loans at September 30, 2010.
Total non-interest expenses were $2.4 million for the quarter ended March 31, 2011 compared to $2.2 million for the quarter ended March 31, 2010. The $186,000, or 8.6%, increase was due mainly to higher personnel related costs and other operating expenses, a portion of which were due to operating as a public company. Excluding the one-time charitable contribution, total non-interest expenses increased $507,000 or 12.2% to $4.7 million for the six months ended March 31, 2011 from $4.2 million for the six months ended March 31, 2010. The six month increases were primarily in personnel related costs and other operating expenses consistent with the quarter to quarter increases noted above.
Total assets were $435.6 million at March 31, 2011 compared to $435.1 million at September 30, 2010.
Standard Financial Corp. is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties in Pennsylvania and Allegany County in Maryland. Standard Bank is a Member of the FDIC and an Equal Housing Lender.
This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
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Standard Financial Corp.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)
OPERATIONS DATA:

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Interest and Dividend Income	$4,643	$4,551	$9,294	$9,160
Interest Expense	1,232	1,623	2,571	3,373

Net Interest Income	3,411	2,928	6,723	5,787
Provision for Loan Losses	425	300	775	429

Net Interest Income after Provision for Loan Losses	2,986	2,628	5,948	5,358
Noninterest Income	535	555	1,152	1,151
Contribution to Standard Charitable Foundation	—	—	1,376	—
Noninterest Expenses	2,361	2,175	4,676	4,169

Income before Income Tax Expense	1,160	1,008	1,048	2,340
Income Tax Expense	332	324	202	801

Net Income	$828	$684	$846	$1,539

Earnings Per Share (EPS)	$0.26	Not Applicable	$0.26	Not Applicable
Annualized Return on Average Assets (ROA)	0.77%	0.69%	0.39%	0.79%
Annualized Return on Average Equity (ROE)	4.41%	6.30%	2.25%	7.14%
Net Interest Spread	3.21%	3.14%	3.13%	3.11%
Net Interest Margin	3.38%	3.22%	3.31%	3.20%
FINANCIAL CONDITION DATA:

	March 31,	September 30,
	2011	2010
Total Assets	$435,648	$435,103
Cash and Cash Equivalents	12,230	38,988
Total Investment Securities	99,892	77,537
Loans Receivable, Net	291,666	286,066
Deposits	313,455	316,217
Borrowed Funds	43,279	41,249
Total Stockholders’ Equity	75,606	45,334

Book Value Per Share	$21.74	Not Applicable
Tangible Book Value Per Share	$18.99	Not Applicable

Allowance for Loan Losses to Total Loans	1.53%	1.38%
Non-Performing Assets to Total Assets	0.83%	1.10%
Non-Performing Loans to Total Loans	0.97%	1.37%

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Operating earnings exclude the effects of certain items that are unusual or non-recurring. We believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.
Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP. Additionally, the method used to calculate our operating earnings may differ from that of other companies reporting measures with similar names.
Reconciliations of the Company’s GAAP net income and operating earnings for the six months ended March 31, 2011 and 2010 are presented below.
Standard Financial Corp.
Reconciliation of GAAP Net Income and Operating Earnings
(Dollars in thousands, except per share data)
(Unaudited)
OPERATIONS DATA:

	Six Months Ended March 31,
	2011	2010
GAAP Net Income	$846	$1,539
Adjustments to GAAP Net Income
Contribution to Standard Charitable Foundation	1,376	—
Tax effect	(468)	—

Operating Earnings	$1,754	$1,539

GAAP Earnings Per Share	$0.26	Not Applicable
Adjustments to GAAP Earnings Per Share
Contribution to Standard Charitable Foundation, net of tax	0.27

Operating Earnings Per Share	$0.53